Exhibit 99.1

Tri-Tech Holding Wins $20M Water Treatment Plant Contract

Ordos Will Be World’s Largest Water Treatment Facility That Uses Nano Filtration Membrane Technology

BEIJING, June 28, 2011 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (NASDAQ: TRIT), a premier Chinese company that provides leading turn-key solutions in China for water resources, water and wastewater treatment, industrial safety and the pollution control markets, announced today the company has been awarded the contract of expansion phase of the water treatment plant for the City of Ordos valued at approximately 130 million Yuan ($20 million).

This project is the follow up to the initial contract awarded to Tri-Tech in 2010. The initial build-transfer project was valued at $40 million.

The contract of expansion phase of the project will be carried out by Ordos Anguo Tri-Tech Investment Co., Ltd., the project company jointly owned by Tri-Tech (Beijing) Co. Ltd. and Beijing Anguo Water Treatment Automation Engineering Technology Co. Ltd.

Under the terms of the contract of expansion phase, Tri-Tech will provide services of design optimization, procurement, installation, startup and commissioning, owner’s personnel training, operation and maintenance manual preparation of water treatment plant, and other services as needed.

The initial project will allow the Ordos facility to process 96,000 cubic meters of water per day, via traditional flocculation, sedimentation, and conventional filtration, and then go through the ultra filtration and nano-filtration treatment process.

The expansion phase is designed to allow processing of 104,000 cubic meters per day treated via the traditional flocculation, sedimentation and conventional filtration process. Then approximately 50% of the treated water, or 52,000 cubic meters, will undergo ultra filtration and nano-filtration treatment processes. The other 50% of the treated water, or 52,000 cubic meters will by-pass ultra- and nano-filtration. Upon completion of the initial and the expansion phases, the combined output of up to 200,000 cubic meters per day will comply with the national drinking water standards as spelled out in GB5749-2006, of which 148,000 cubic meters per day will be ultra filtered and nano-filtered water

The project is scheduled for initial test runs no later than June 30, 2012. After completion of the test runs, the ownership of the water purification plant will transfer to Dongsheng District of Ordos City.

Tri-Tech Co-President Mr. Gavin Cheng said, “Although we have faced a difficult winter that slowed construction in executing the contract, thanks to our advanced technology and highly capable team working on the Ordos Project, we have already completed 70% of the construction. This reflects the high caliber of our project managers, who have been praised by the Ordos owner and partners. Tri-Tech’s smooth implementation of the project set the stage for Tri-Tech to earn the expansion contract.”

Tri-Tech Co-President Mr. Phil Fan said, “China continues to face heavily polluted water sources, which led the Chinese government to issue the drinking water standard (GB5749-2006). This new standard increased water quality indicators from 35 to 106 and is required to be in force by 2012.

“Most of China’s water treatment still uses coagulation, sedimentation, filtration and disinfection. This traditional process is unable to process water at the rate demanded by China’s population, which struggles with water quality issues such as disease-causing microorganisms, algae and algal toxins, turbidity, disinfection byproducts and unstable water quality.

“There is an urgent need for conventional water plants to be upgraded and to enhance wastewater treatment and reduce pollutant emissions, gradually reaching new drinking water standards in the country. Tri-Tech is continuously researching new and advanced membrane technology, disinfection technology, online monitoring technology, zero emission technologies and seawater utilization technology both in China and abroad. We have begun earnest cooperation with the manufacturers and research institutions and we are continuously driving the implementation of the latest and most sophisticated water and wastewater treatment technology for domestic municipal and industrial applications,” Mr. Fan said.

Tri-Tech CEO Mr. Warren Zhao said, “We were very pleased to be awarded the expansion contract after our ongoing success with the initial phase construction. I want to express my sincere appreciation to those front-line engineers who have worked very hard and skillfully on the Ordos project. Following the completion of the initial and expansion phases, the Ordos plant will be the world’s largest treatment facility that uses ultra filtration and nano-filtration membrane technology. The Ordos facility will be capable of producing 148,000 cubic meters ultra filtered and nano-filtered water per day. The largest similar plant is the Mery-Sur-Oise Water Treatment Plant in Paris, France, which has a daily capacity of approximately 140,000 cubic meters.

“National policy places great emphasis on upgrading China’s water infrastructure. We believe this policy presents a huge market opportunity for our company. The Ordos water treatment plant project will be a highly visible example of our ability to execute large projects, deploy market resources and capital and implement innovative technology,” Mr. Zhao said.

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also providing comprehensive solutions in the industrial pollution control market. Tri-Tech owns 23 software copyrights and 2 technological patents and employs 300 people. Please visit http://www.tri-tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and payment therefor and other statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Hawk Associates

Frank Hawkins or Grace Huang

305-451-1888

tritech@hawkassociates.com

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